LIMITED POWER OF ATTORNEY

      I, Kevin G. Cramton, hereby grant this Power of Attorney to each of the following persons: Cara Hair, Debra Stockton, Nicholas Timmons, and Doris Nelson; whose offices are located at 1437 S. Boulder Avenue, Tulsa, Oklahoma 74114, or any individual with the title General Counsel, Senior Attorney, or Attorney in Helmerich & Payne, Inc. Legal Department, or any individual with the title Corporate Secretary or Assistant Corporate Secretary of Helmerich & Payne, Inc. (hereinafter "attorneys-in-fact").

      Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf:

      (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the "Commission") under Section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. ss. 78p(a)), Rule 144 of the Securities Act of 1933 (17 CFR ss. 230.144), and all other securities laws and rules applicable due to my status as a Director of Helmerich & Payne, Inc.;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4, or 5 and the timely filing of such Form with the United States Securities and Exchange Commission and any other authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact or his substitute or substitutes shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

      The undersigned agrees that each such attorney-in-fact herein may rely entirely on information furnished orally or in writing by the undersigned to such attorney-in-fact. The undersigned also agrees to indemnify and hold harmless the Company and each such attorney-in-fact against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by the undersigned to such attorney-in fact for purposes of executing, acknowledging, delivering or filing Forms 3, 4 or 5 (including amendments thereto) or Form ID and agrees to reimburse the Company and such attorney-in-fact for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.

Date: September 4, 2019	                    /s/ Kevin G. Cramton
                                           -------------------------------------
                                           Kevin G. Cramton